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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

                           Year Ended August 31, 1995

         Wholly owned subsidiaries of the registrant are:

                 Penford Products Co.
                   incorporated under the laws of the State of Delaware

                 Edward Mendell Co., Inc.
                   incorporated under the laws of the State of Washington

                 Edward Mendell GmBH
                   incorporated under the laws of Germany

                 Edward Mendell Finland OY
                   incorporated under the laws of Finland

                 PENWEST Foreign Sales Corporation

         All subsidiaries are included in the consolidated financial statements.